Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan Increases Third Quarter and Full Year 2014 Adjusted Diluted EPS Guidance Range

Third Quarter 2014 Financial Results Conference Call to be Held on Oct. 30, 2014

PITTSBURGH–Oct. 3, 2014–Mylan Inc. (Nasdaq: MYL), today announced that it expects third quarter adjusted diluted earnings per share to be in the range of $1.12 to $1.16 per share, an increase from the previously communicated third quarter range of $0.90 to $0.95 per share. This increased guidance range is due in part to stronger than anticipated third quarter operational performance, supported by multiple product approvals and launches in the U.S. during the quarter.

The increased guidance range for the third quarter also includes approximately $0.14 per share as a result of an agreement with Strides Arcolab Limited. Mylan recognized compensation, and the resulting positive impact on cash, for lost revenues in 2014 arising from supply disruptions that resulted from on-going quality-enhancement activities initiated at certain Agila facilities prior to Mylan’s acquisition of Agila from Strides in 2013.

Based on the company’s strong third quarter operational performance and anticipated fourth quarter results, Mylan is increasing its previously communicated adjusted diluted earnings per share guidance range for the full year from $3.25 to 3.45 per share to $3.44 to $3.54 per share. This revised range excludes potential launches of generic Copaxone® and generic Lidoderm®.

Mylan will host a conference call and live webcast on Thursday, Oct. 30, 2014, at 4:30 p.m. ET to review financial results for the third quarter and nine months ended Sept. 30, 2014. Mylan will release its financial results on Oct. 30, after the market closes.

The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast, please log on to Mylan’s website, mylan.com, at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software. A replay of the webcast will be available at mylan.com/investors for a limited time.

Forward-Looking Statements

This press release may contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the Company’s future operations, its anticipated business levels, future earnings, and other expectations and targets for future periods. These often may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the inherent challenges, risks and costs in the Company’s ability to identify, acquire and integrate

1000 Mylan Boulevard, Canonsburg, PA 15317        P: 724.514.1800        F: 724.514.1870        mylan.com

complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; the Company’s expected or targeted future financial and operating performance and results; the Company’s capacity to bring new products to market, including but not limited to where the Company uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); the scope, timing and outcome of any ongoing legal proceedings and the impact of any such proceedings on the Company’s consolidated financial condition, results of operations or cash flows; the Company’s ability to protect its intellectual property and preserve its intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with the Company’s business activities, see the risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission (“SEC”). You can access the Company’s Form 10-K and other filings with the SEC through the SEC website at www.sec.gov, and the Company strongly encourages you to do so. The Company undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what’s right, not what’s easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,300 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. Learn more at mylan.com.

###